Exhibit 99.1

Professional Diversity Network Announces Definitive Agreement
For Sale of $3 million of Common Stock to Cosmic Forward Limited

CHICAGO, January 17, 2017 (GLOBE NEWSWIRE) – Professional Diversity Network, Inc. (“PDN”) (NASDAQ: IPDN) today announced that it has entered into a definitive agreement to sell 312,500 shares of its common stock to Cosmic Forward Limited, a Seychelles private company and controlling stockholder of PDN, at a purchase price of $9.60 per share, representing an approximately 3.1% premium over the closing consolidated bid price of PDN common stock on January 12, 2017 ($9.31).

“We are pleased to welcome the proposed further investment from Cosmic Forward Limited,” said Jim Kirsch, Co-Chair of PDN’s Board of Directors. “This additional infusion of capital will provide further resources to enable our company to execute its business plan and fund future growth, including expansion into China.”

After giving effect to this sale, Cosmic Forward Limited’s beneficial ownership of PDN’s common stock would increase from 51% to approximately 54.64% of PDN’s outstanding common stock, on a fully-diluted basis.

PDN would receive gross proceeds of $3,000,000 from this transaction, and expects to receive net proceeds of approximately $2,800,000, giving effect to payment of transaction related expenses.

The proposed transaction was approved and adopted by a special committee of the Board of Directors of PDN, composed entirely of independent directors who are not Cosmic Forward Limited board designees.

Aegis Capital Corp. is acting as the exclusive placement agent in connection with the proposed transaction. Greenberg Traurig, LLP is acting as legal counsel to the special committee of PDN’s Board of Directors, and White & Case LLP is acting as legal counsel to CFL in connection with the proposed transactions.

The proposed transaction is subject to customary closing conditions. PDN expects to complete the proposed transaction in mid-January 2017.

The shares of PDN’s common stock are being offered and sold to Cosmic Forward Limited in a private placement under Section 4(a)(2) under the Securities Act of 1933, as amended, and Rule 506(b) promulgated thereunder and have not been registered under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Professional Diversity Network (PDN)

Professional Diversity Network, Inc. (PDN) is an Internet software and services company that develops and operates online professional networking communities dedicated to serving diverse professionals in the United States and employers seeking to hire diverse talent. Our subsidiary, National Association of Professional Women (NAPW), is a networking organization of professional women spanning more than 200 industries and professions. Through an online platform and our relationship recruitment affinity groups, we provide our employer clients a means to identify and acquire diverse talent and assist them with their efforts to comply with the Equal Employment Opportunity Office of Federal Contract Compliance Program.

About Cosmic Forward Limited

Cosmic Forward Limited is a Seychelles private company wholly-owned by Maoji (Michael) Wang, a director of PDN and its Chief Executive Officer, Jingbo Song, Co-Chairman of the Board of PDN, Yong Xiong Zheng and Nan Nan Kou. Before giving effect to the proposed transaction, Cosmic Forward Limited beneficially owns 51% of PDN’s outstanding common stock, on a fully-diluted basis. After giving effect to the proposed transaction, Cosmic Forward Limited’s beneficial ownership of PDN’s common stock would increase to approximately 54.64% of PDN’s outstanding common stock, on a fully-diluted basis.

Notice Regarding Forward-Looking Statements

This press release contains certain forward-looking statements, including statements related to the potential future issuance and sale of shares of common stock under the definitive agreement, the terms of such issuance and sale, and the timing of the transactions contemplated by the definitive agreement, related transactions and our business and strategies.  Any such statements may be influenced by a variety of factors, some of which are beyond PDN’s control, that could cause actual outcomes and results to be materially different from those projected, described, stated or implied in such forward-looking statements due to a number of risks and uncertainties.  Potential risks and uncertainties include failure to satisfy the closing conditions under the definitive agreement, the incurrence of costs associated with the proposed transaction prior to closing, unanticipated changes or amendments to the definitive agreement, and other risks and uncertainties described in reports PDN files with the SEC. Forward-looking statements represent the views of PDN as of the date of this press release, and PDN undertakes no obligation to update any forward-looking statement to reflect the impact of circumstances or events that arise after the date of this press release.

CONTACT:

Chris Wesser, EVP & Secretary
516-659-8560
investor@prodivnet.com